UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2019 (February 12, 2019)

MEDIFIRST SOLUTIONS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-55465	27-3888260
(State or other	(Commission File Number)	(IRS Employer
jurisdiction incorporation)		Identification No.)

4400 Route 9 South, Suite 1000, Freehold, NJ		07728
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (732) 786-8044

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation.
Item 3.02	Unregistered Sales of Equity Securities.

Issuance of Convertible Promissory Note:

On February 6, 2019, Medifirst Solutions, Inc. (the “Company”) received the purchase price of $38,000 pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) entered into with an accredited investor (the “Investor”). Pursuant to the Purchase Agreement the Company sold and issued to the Investor a convertible promissory note in principal amount of $38,000 (the “Note”). The Company intends to use the proceeds received from the sale of the Note for general corporate purposes.

The Note, which is due and payable on November 30, 2019, bears interest at the rate of 12% per annum and may be prepaid, subject the payment of a prepayment premium. Subject to a beneficial ownership limitation equal to 4.99%, principal and interest on the Notes is convertible into shares of the Company’s common stock (“Common Stock”) at a conversion price equal to 61% of the lowest closing bid price during the twenty day prior to any requested conversion.

The issuance, offer and sale of the securities were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the terms of the Certificate of Designation, the Purchase Agreement and the Note does not purport to be complete and is subject to, and qualified in its entirety by reference to the Purchase Agreement and the Note, which are filed herewith as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

Item 9.01	Exhibits.

Exhibits	Description
99.1	Securities Purchase Agreement, dated February 4, 2019
99.2	8% Convertible Promissory Note due November 30, 2019

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFIRST SOLUTIONS, INC.
Dated: February 12, 2019
	By:	/s/ Bruce Schoengood
President and CEO

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